CENDANT CORPORATION
EXHIBIT 15.1-LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION



January 28, 1998



Shareholders and Board of Directors
Cendant Corporation (formerly "CUC International Inc.")



We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Cendant Corporation (formerly "CUC International Inc.") for the registration of 13,790,284 shares of its common stock of our report dated June 13, 1997 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that is included in its Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                            /s/ Ernst & Young LLP

                                                ERNST & YOUNG LLP



Stamford, Connecticut